For Immediate Release

Contact:    Willing L. Biddle, President or
    James R Moore, CFO
    Urstadt Biddle Properties Inc.
    (203) 863-8200

Urstadt Biddle Properties Inc.
Announces Completion of Refinance of $53 million
Mortgage Loan at the Ridgeway Shopping Center at a Lower Interest Cost

Greenwich, Connecticut July 20, 2007 ... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has completed the mortgage refinancing of its largest retail property, the Ridgeway Shopping Center in Stamford, Connecticut.  The existing first mortgage loan with an outstanding balance of approximately $53 million was to become due in December 2007 with an interest rate of 7.54%.  The first mortgage loan was extended for an additional ten year period and the fixed interest rate reset to 5.52% per annum.  The mortgagee is an affiliate of JP Morgan Chase Bank.

Commenting on the transaction Willing L. Biddle, President and Chief Operating Officer, said “We are pleased to complete this significant financial transaction on very favorable terms.  The Company was able to lock the interest rate prior to the recent rise in rates and as a result commencing in fiscal 2008, the Company will save more than $1 million a year in interest costs.”

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.